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TO THE SECRETARY OF
AMERICAN ENTERPRISE LIFE INSURANCE COMPANY

By Resolution received by the Secretary on July 15, 1987, the Board of Directors of American Enterprise Life Insurance Company:

         RESOLVED, That American Enterprise Life Insurance Company, pursuant to the provisions of Section 27-1-51 Section 1 Class 1(c) of the Indiana Insurance Code, established a separate account designated American Enterprise Variable Annuity Account, to be used for the Corporation's Variable Annuity contracts; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future as they determine to be appropriate; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As President of American Enterprise Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, six additional subaccounts within the separate account to invest in the following funds or portfolios:

         American Century VP Income and Growth

         American Century VP Value

         Putnam VT Growth and Income Fund - Class IB

         Putnam VT Diversified Income Fund - Class IB

         Putnam VT High Yield Fund - Class IB

         Putnam VT Voyager Fund - Class IB


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In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of American Enterprise Life Insurance Company, the Unit Investment Trust comprised of American Enterprise Variable Annuity Account and consisting of 24 subaccounts is hereby reconstituted as American Enterprise Variable Annuity Account consisting of 30 subaccounts.

/s/ James E. Choat

Received by the Secretary:

/s/ William A. Stoltzmann
William A. Stoltzmann

Date:  6/17/98